Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210
goodwinlaw.com +1 617 570 1000
August 15, 2025
Klaviyo, Inc.
125 Summer Street, 6th Floor
Boston, MA 02110
Re:    Securities Registered under Registration Statement on Form S-3ASR
We have acted as counsel to you in connection with your filing of an automatic shelf registration statement on Form S-3ASR (File No. 333-285069) (as amended or supplemented, the “Registration Statement”) filed on February 19, 2025 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by the stockholders of Klaviyo, Inc., a Delaware corporation (the “Company”), of securities of the types specified therein. The Registration Statement became effective upon filing with the Commission on February 19, 2025. Reference is made to our opinion letter dated February 19, 2025 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on August 15, 2025 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the selling stockholders of the Company identified therein (the “Selling Stockholders”) of 6,500,000 shares of the Company’s Series A common stock, par value $0.001 per share (the “Shares”), covered by the Registration Statement. The Shares include an over allotment option granted to the underwriter of the offering to purchase up to 975,000 Shares. The Shares are being sold to the underwriter named in, and pursuant to, an underwriting agreement among the Company, the Selling Stockholders and the underwriter (the “Underwriting Agreement”).
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
The opinion set forth below is limited to the Delaware General Corporation Law.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

Klaviyo, Inc.
August 15, 2025

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP